Exhibit 99.2

FISCAL 2022 SECOND QUARTER CONFERENCE CALL TRANSCRIPT

February 1, 2022 / 08:00 AM EST

On February 1, 2022, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2022 second quarter, ended December 31, 2021. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Angeline C. McCabe Premier, Inc. – VP of IR

Michael J. Alkire Premier, Inc. – President and CEO

Craig S. McKasson Premier, Inc. – CFO, CAO, Senior VP & Treasurer

CONFERENCE CALL PARTICIPANTS

Michael Cherny BofA Securities, Inc. - Analyst

Jailendra Singh Crédit Suisse Securities (USA) LLC – Analyst

Donald Hooker KeyBanc Capital Markets, Inc. - Analyst

Jessica E. Tassan Piper Sandler & Co. – Analyst

John W. Ransom Raymond James & Associates, Inc. - Analyst

Eric White Coldwell Robert W. Baird & Co., Inc. – Analyst

Anne E. Samuel JPMorgan Securities LLC - Analyst

Eric Percher Nephron Research LLC – Analyst

PRESENTATION

Operator

Good morning and welcome to the Premier, Inc. Fiscal 2022 Second Quarter Results and Conference Call. All participants will be in listen-only mode.

[Operator Instructions]

After today’s presentation, there will be an opportunity to ask questions. Please note this event is being recorded.

I would now like to turn the conference over to Angie McCabe. Please go ahead.

Angeline C. McCabe

Vice President, Investor Relations, Premier, Inc.

Thank you and welcome to Premier’s fiscal 2022 second quarter call. Our speakers this morning are Mike Alkire, our President and CEO; and Craig McKasson, our Chief Administrative and Financial Officer. Before we get started, I would like to remind you that our earnings release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com.

PREMIER, INC.

Fiscal 2022 Second Quarter Conference Call Transcript

Our remarks today contain certain forward-looking statements and actual results could differ materially from those discussed today. These forward-looking statements speak only as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our most recent Form 10-K and our Form 10-Q for the quarter, which we expect to file soon.

We encourage you to review these filings, including our detailed Safe Harbor and Risk Factor disclosures. Also, where appropriate, we refer to adjusted or other non-GAAP financial measures, such as free cash flow, to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation and in our earnings Form 8-K, which we expect to furnish to the SEC soon.

I will now turn the call over to Mike Alkire. Mike?

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Thanks, Angie. Good morning, everyone and thank you for joining us today. We are pleased with our second quarter performance, which was in line with our expectations and reflects our focus on operational execution and growth in our core underlying businesses, despite the impact associated with the COVID-19 pandemic on a quarter-over-quarter basis.

This morning I will discuss some of the key emerging trends in healthcare and provide some highlights regarding the progress we are making toward achieving longer-term objectives. Craig will then review our operational and financial results as well as the revised fiscal 2022 guidance in more detail later. We continue to help our members and other customers navigate the pandemic and prepare for the future of healthcare. We believe we are well-positioned to address four key emerging healthcare trends.

First, the COVID-19 pandemic has created a renewed focus on building a more resilient healthcare supply chain. This is in part due to many recent challenges, including product shortages, port closures, and other logistical issues associated with the pandemic and affecting the supply chain. For more than a decade, we have focused on designing a portfolio of offerings to address these potential disruptions. And we were quick to adapt that portfolio in the face of the challenges caused by the pandemic. Our data suggests members that took advantage of Premier’s capabilities fared better than those that did not during the pandemic.

We believe we are uniquely positioned to support healthcare supply chains by helping them focus on creating a greater diversity of supply sources, while at the same time technology-enabling operations and management of supply inventory. We anticipate continued member participation in our domestic manufacturing programs and expect to provide more real time upstream and downstream visibility across the industry to help the market predict and plan for adverse events.

Second, the pandemic has taken a significant toll on staffing within many healthcare organizations. Our analysis of our PINC AI data determined that the clinical staff are working 50% more hours than they were prior to the pandemic. This has likely contributed to employee burnout and resignations. One-third of all clinical employees have left their jobs since the pandemic began, nearly double the rate from two years ago. Our technology solutions enable our members and other customers to reduce inefficiencies and ensure business continuity.

PREMIER, INC.

Fiscal 2022 Second Quarter Conference Call Transcript

Third, there will be continued focus on technology enablement to automate and streamline manual processes and head count. Key opportunities include, one, addressing manual, disconnected processes with healthcare purchasing and procurement, which is why we are investing in and scaling our e-invoicing and e-payables with Remitra, our supply chain-focused SaaS-based digital payments and financial solutions platform. Second, automating administrative tasks necessary for assuring adequate reimbursement, which is why we’ve been seeing an increased interest in our artificial intelligence-enabled coding and documentation decision support solution. And lastly, automating claims transactions and prior authorizations which saves significant time and labor, while also connecting patients with therapies in a timelier manner.

With regard to the fourth trend, we believe AI will continue to be a significant important capability in terms of transforming healthcare. This trend is primarily driven by market needs, including the following. For many of the products currently available in the marketplace, there is a gap in the time it takes to generate evidence and use it to improve care delivery. At Premier, we are solving this challenge today through our applied sciences research capabilities and clinical decision support technology that is hardwired into the clinician workflow. There is also a need to better understand and address the uneven health needs and outcomes of different populations. We have been building natural language processing, or NLP, and other technologies within our PINC AI platform to help solve this issue.

We’re helping healthcare providers address healthcare disparity by using NLP to make sense of key indicators found in free text. Participants in our performance improvement collaboratives are leveraging detailed data to understand how comorbidities and other complications influence health disparities. Healthcare continues to evolve, and we believe we are well positioned based on our strategy and unique combination of capabilities to capitalize on these trends.

At our Investor Day last November, we discussed our strategies to deliver sustainable long-term growth. Our members are interested in enterprise-level analytics agreements, which were the primary drivers of growth in our Performance Services segment in the second quarter. These multi-year, multi-faceted agreements bundle our core technology business capabilities with advisory services to deliver margin and clinical improvement together for our members. We believe moving from point solutions sales to enterprise agreements affirms our position as a long-term strategic and transformational partner for our members and other customers.

We also highlighted our plans to grow our early-stage higher-growth adjacent markets businesses. In the second quarter, we continued to make progress on this front. Our Contigo Health business recently announced a new partnership with OhioHealthy, a provider-owned health plan in Ohio. OhioHealthy plans to leverage our business process operations services for health plan management, customer service, network administration and support to help its members access higher-quality more affordable healthcare.

In addition, we expect Contigo Health’s care management platform to be accessed by our own and OhioHealthy’s clinical staff to monitor and manage utilization and help ensure effective collaboration between providers. We are very excited to partner with OhioHealthy. I believe this key development further validates Contigo Health’s value proposition and our strategy to provide back office support and infrastructure at scale for self-insured employers.

In our Applied Sciences business we are partnering with multiple life sciences organizations on prospective research focused on improving patient outcomes and many therapeutic areas including oncology, cardiovascular disease and maternal health. Our work with women and infants follows our efforts to improve maternal health, namely our partnership with the Department of Health and Human Services to exclusively manage the perinatal improvement collaborative. We believe our unique approach and provider partnerships will help expedite the time to market for important therapies and demonstrates the traction we are gaining in this market.

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Fiscal 2022 Second Quarter Conference Call Transcript

I’m also pleased to announce our new partnership with Qventus, an AI-empowered software company that automates healthcare operations, enabling health systems to improve care coordination, increase surgical access and growth and enhance profitability. Their solution, which complements our existing enterprise analytics capabilities is built upon hospital system investments and electronic health records and other technology solutions by utilizing AI and machine learning, coupled with the latest in behavioral science and operations management to provide a real time closed loop automation platform. We will be partnering with Qventus to offer their solutions to the market as well as to develop new AI-based solutions. We are excited to collaborate with Qventus, leveraging the combination of our expertise and unique data assets with their exceptional talent in AI and machine learning. We believe this represents another step in further differentiating our PINC AI capabilities and strengthening our overall value proposition in the market.

In summary, we remain very excited about the road ahead of us. We remain focused on executing our strategy. We believe we are well-positioned to continue helping our members and other customers successfully adapt to and even get ahead of emerging and evolving market trends. And we continue to advance our strategies to achieve our long-term growth objectives.

I will now turn the call over to Craig McKasson for a discussion of our operational and financial performance.

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Thanks, Mike. For the second quarter of 2022 and as compared with the year-ago second quarter, total net revenue was $379.2 million, a decrease of 10%. Supply Chain Services segment revenue was $271.5 million, a decrease of 18%, and Performance Services segment revenue was $107.7 million, an increase of 15%. In our Supply Chain Services segment, net administrative fees revenue increased 3% from the year-ago quarter due to further penetration of new and existing member spend during the quarter and a less significant impact from the COVID-19 pandemic compared with the second quarter of last year.

Certain categories within our GPO portfolio generated strong year-over-year growth, including our food program, which is returning to more normalized historic levels, and workforce staffing, where there is continued high demand due to the ongoing labor challenges in the market. Products revenue declined 38% from the prior-year quarter. The decrease was primarily the result of the normalization of demand and pricing of PPE and other high-demand supplies associated with forward buys and certain non-healthcare provider customers as a result of the state of the COVID-19 pandemic relative to the prior-year quarter. The decline, which was in line with our expectation, was partially offset by growth in our core direct sourcing business, from ongoing demand for commodity products as we continue to expand our product portfolio and drive increased member adoption.

I would like to share a few comments regarding inflation and its potential impact on our business. Pricing inflation has historically had little impact on growth in our GPO business, primarily due to firm pricing in most of our contracts. Generally, in order for a price increase to incur in these contracts, market research and supplier information is aggregated by Premier and shared with clinical sourcing committees comprised of member healthcare providers who perform a comprehensive review of the requested price increase and determines if one is warranted.

We have allowed short-term price increases in limited circumstances, but this has not had a material impact on our overall financial performance. Some aspects of our portfolio such as food do allow for pricing fluctuations, but we strive to mitigate those fluctuations whenever possible. Since our GPO is a large portfolio of product offerings, we are often able to offset increases in some categories with price refreshes and reduced pricing in other categories. In the second quarter, pricing inflation did not have a material impact on our direct sourcing business either.

PREMIER, INC.

Fiscal 2022 Second Quarter Conference Call Transcript

In our Performance Services segment, we are pleased that revenue increased 15%, given demand for enterprise analytics capabilities, which resulted in growth in the execution and associated revenue recognition of enterprise analytics license agreements in the current year compared to the prior-year period. This is consistent with our commentary last quarter and general expectation that we may experience periodic variability across quarters in our Performance Services segment, given that revenue recognition on these license agreements typically results in a significant percentage of the total contract value being recognized in the quarter in which the agreement is signed. The timing impact resulted in lower revenue than we originally expected in the first quarter of fiscal 2022 and higher revenue during the second quarter. We also experienced strong growth in our adjacent markets businesses, which remain on track to achieve or exceed our expectation of 25% year-over-year growth in fiscal

2022.

With respect to profitability, GAAP net income was $77.2 million for the quarter. Adjusted EBITDA of $142 million in the second quarter increased 14% from the same quarter a year ago as a result of the following. Supply Chain Services adjusted EBITDA of $134.3 million increased quarter-over-quarter primarily due to increased net administrative fees revenue as well as an increase in favorable product mix in our direct sourcing products business. And Performance Services segment adjusted EBITDA of $39 million increased from the prior-year quarter due to the increase in revenue, which was partially offset by higher selling, general and administrative expense, primarily related to additional head count to support growth in our Contigo Health and Remitra businesses. Compared with the year-ago quarter, adjusted net income increased 13% to $90 million and adjusted earnings per share increased 12% to $0.73.

From a liquidity and balance sheet perspective, cash flows from operations for the six months ended December 31, 2021 was $197.5 million compared with $116.2 million for the prior year. The increase was mainly due to a decrease in cash outlays in the current year due to the prior year buildup in inventory to meet demand for PPE and other high-demand supplies associated with the COVID-19 pandemic. This decrease was partially offset by an increase in cash outflows associated with our operational investments to support growth in our adjacent market businesses, the impact of administrative fee share payments in the current year compared with prior year, and timing of cash receipts on enterprise analytics license agreements.

Free cash flow for the six months ended December 31, 2021 was $107.1 million compared with $37.1 million for the same period a year ago. The increase was primarily due to the same factors that affected cash flows from operations, as well as changes associated with historical tax distributions and TRA-related payments resulting from our August 2020 restructuring that we have discussed in previous quarters.

Cash and cash equivalents totaled $86.2 million at December 31, 2021 compared with $129.1 million at June 30, 2021. Our five-year $1 billion revolving credit facility had an outstanding balance of $125 million as of December 31.

With regard to capital deployment, we continue to focus on taking a balanced approach by investing in organic growth and targeting acquisitions to strengthen, enhance, or complement our existing capabilities and differentiate our offerings in the marketplace.

We are also returning capital to our stockholders. During the six months ended December 31, 2021, we repurchased approximately 4.5 million shares of our common stock for a total of $176 million, and paid dividends to stockholders totaling $49 million. In addition, our Board of Directors declared a dividend of $0.20 per share payable on March 15, 2022 to stockholders of record as of March 1.

PREMIER, INC.

Fiscal 2022 Second Quarter Conference Call Transcript

Turning to our fiscal 2022 guidance, based on our first half performance and outlook for the remainder of this year, we are increasing Supply Chain Services segment net revenue guidance to be in the range of $1 billion to $1.02 billion as a result of net administrative fees revenue that we anticipate will be in a range of $580 million to $600 million and direct sourcing products revenue that we now expect to be in the range of $370 million to $390 million for the year. This results in an increase to our total consolidated net revenue expectation, which are now in the range of $1.4 billion to $1.44 billion.

We continue to expect our Performance Service Services segment net revenue to be in the range of $395 million to $420 million. As a result, we expect consolidated adjusted EBITDA to be in the range of $483 million to $500 million. We are lowering our previous guidance for adjusted earnings per share to a range of $2.45 to $2.55, primarily due to our expectation that the annual effective tax rate will now be in the range of 24% to 26%, up from the 21% rate that we previously estimated.

As we said last quarter, our estimate for our effective tax rate is influenced by a number of factors, including our ability to benefit from the utilization of historical net operating losses due to our planned subsidiary reorganization and simplified reporting structure. Following implementation of this reorganization in the second quarter, we determined that our ability to utilize historical separate company net operating losses during fiscal 2022 will be lower than originally estimated, which resulted in the increase in our effective tax rate. We continue to expect that the reorganization will allow for the full utilization of the historical net operating losses in future years.

This change to our effective tax rate results in an estimated $0.14 impact to our fiscal 2022 adjusted earnings per share guidance. This change is on a non-cash basis, and in fact we expect the reorganization to have a greater than originally anticipated positive impact on our cash tax rate in fiscal 2022 and beyond.

At the time we communicated our August 2020 restructure, we estimated and communicated that our cash tax rate moving forward would generally be in the range of 7% to 13%. As a result of our subsidiary reorganization completed in the second quarter, we now expect our cash tax rate to be in the range of 1% to 5% through fiscal 2024, after which we believe it could increase to the 8% to 11% range based on our current business structure and tax rates.

In summary, we continue to execute our strategy, achieve our planned operating performance, generate strong free cash flow and maintain a flexible balance sheet. As we look beyond fiscal 2022, and adjusted for the impact of the COVID-19 pandemic, we remain committed to achieving our targeted multi-year compound annual growth rate of mid- to high-single digits for total net revenue, adjusted EBITDA and adjusted earnings per share. Thank you for your time today. We’ll now open the call up for questions.

QUESTIONS AND ANSWERS

Operator

We will now begin the question-and-answer session. [Operator Instructions] Our first question comes from Michael Cherny from Bank of America. Please go ahead.

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Fiscal 2022 Second Quarter Conference Call Transcript

Michael Cherny

Analyst, BofA Securities, Inc.

Good morning and congratulations on the good results. I want to dive in a little bit on the guidance and get an understanding of how you think about the back half of the year. You’ve had very strong EBITDA performance year-to-date. You have a more robust outlook for both the administrative fees and products, yet your implied sequential EBITDA step-down is pretty significant I think versus any of even the pre-COVID times. So, just curious from an operational perspective, what’s changing in the back half of the year? Is there more potential inflationary pressure that you’re expecting, investments in Contigo and some of these other areas? I would love to just be able to bridge the gap between the first half performance and the second half implied guidance?

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Sure. Thanks, Michael. This is Craig. I’ll be happy to handle that. From a standpoint of the cadence throughout the year as we look at the back half of the year, I think there’s a couple of things that are affecting the revenue and then the associated adjusted EBITDA guidance. As we communicated from a GPO standpoint, very strong first half, but as we did communicate at the time we established guidance, we do still have some impact from members that didn’t participate in the restructuring initially, and we’ve indicated that that would likely start to hit us a little bit more in the back half of the year. So there’s a little bit of modulation in the GPO profitability and revenue in the back half of the year as a result of that.

From a direct sourcing standpoint, we do expect some normalization and reduction in gross margins in the back half of the year as a result of prices coming down and the normalization of demand continuing to come down in the back half of the year. So, very strong front half, but don’t expect that to translate at the same levels in the back half of the year as a result of that.

I would say it’s not, and as I said in my remarks, really inflation driven. We don’t think that inflation itself will have a material impact on the business. But clearly there do continue to be some cost pressures given the supply chain, freight expense, things of those nature that we’re needing to manage through on the supply chain side.

Michael Cherny

Analyst, BofA Securities, Inc.

Thanks. And I guess a question for Mike. I appreciate the color you’ve given on some of the expanding strategies you have in Contigo, PINC AI, et cetera. How should we think about the next couple of years, especially against the backdrop of your long-term guidance? Where some of the investment spend will go in that area? And that balance that you have about when these can be meaningful contributors for the business against the backdrop of what could potentially be incremental investment spend or the investment spend you have right now, basically how we should think about the go-forward strategy?

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

No, I appreciate the question and I also appreciate the congratulations on the strong quarter. So, couple of thoughts, and you heard us talk a little bit about the trends that are happening in healthcare for this year and beyond. So, if you think about where we’re going to continue to deploy capital, it’s really around the technology enablement of supply chain, it’s the technology enablement of clinical decision support.

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Fiscal 2022 Second Quarter Conference Call Transcript

And in supply chain, it’s really helping our healthcare systems identify all the spend. So, hence that investment, Michael, to be very specific, in IDS/the rebranding to Remitra, you are going to see us double down on that area, because it’s all about e-invoicing and e-payables, and we believe there’s a huge opportunity to identify spend that historically we’ve not been able to get our arms around or our healthcare systems have their ability to get their arms around. So we think that technology enablement is really going to help us understand purchased services spend as well as the non-acute areas. So that’s the focus in supply chain.

As it relates to clinical decision support, and Craig and I’ve been talking about this since Investor Day. We do have a few key areas that we think we’re going to have continued outsized growth. The first, obviously, is just the basic clinical decision support capability, AI-enabling that, looking at the unstructured data within the physician records, and really sort of hardwiring what’s the best practice. That’s number one.

Number two, we do believe there’s opportunities in continuing to automate prior authorization. We think it’s an incredibly manually-intensive effort that lends itself well to automation. In a couple of our pilots, we’ve actually not only reduced cost, but we’ve actually been more accurate than the manual intervention that’s required to do that.

I also mentioned a little bit about our HCC coding. And we believe that, again, that is another great application for us, the technology-enabled using machine learning and AI to ensure the appropriate coding is occurring. So that, again, is another area of growth. And then in Contigo, as we think about sort of the recent win with OhioHealthy, which obviously lends itself well to continue to build that entire platform and create those services that our healthcare systems are going to need as they build out sort of their health plan needs, we also think this area of building out this network is really, really critical. Obviously, along with our health systems, we have a very, very strong footprint in the acute area. We will continue to look to deploy capital in the non-acute area to sort of continue to build that foundation out.

So, Michael, that’s a long answer. But those are the areas that we’re going to continue to focus on in deploying capital around.

Michael Cherny

Analyst, BofA Securities, Inc.

Great. Thanks, Mike.

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Appreciate it.

Operator

The next question comes from Jailendra Singh from Credit Suisse. Please go ahead.

Jailendra Singh

Analyst, Credit Suisse Securities (USA) LLC

Thank you and good morning and congrats on a good quarter. I was wondering if in light of the resurgence in cases driven by Omicron variant globally, if you can provide more color on the status of critical PPE supplies within your member partners, which types of PPE are in short supply, which one is in ample supply? And how should we thinking about the consumption rate of these supplies compared to the stockpiling?

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Fiscal 2022 Second Quarter Conference Call Transcript

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Yeah. It’s a great question, Jailendra. So, couple of thoughts. I would tell you that the year 2020 and early parts of 2021 were all about creating not only enough PPE to protect our caregivers, but also about building out these stockpiles. So I think right now what the focus is really is just managing through Omicron and ensuring that we have enough supplies. And there’s a lot of pressure right now on the global supply chain, hence our focus on continuing to diversify that supply chain specifically out of Southeast Asia and China and building up more domestic and near shore capabilities.

As it relates to the current situation with the virus and what’s happening, it’s incredibly regional in terms of utilization of PPE as it relates to the virus. It’s having – obviously the virus is impacting different parts of the country more significantly than others. I will tell you that the areas that we’re going to continue to focus on that we continue to hear issues around is, from a supply standpoint, include things like reagents for laboratory testing.

So I was on with an executive last week who’s starting to see some pressure in the reagents area. We’ve been seeing pretty substantial issues associated with plastics, so the resins that are needed to make plastics that go into many, many healthcare supplies, we’re continuing to see issues there. That relates very, very closely to things like suction canisters and those kinds of things. And so, we’re seeing some pressure on the markets there.

And then as it relates to just general PPE, we see sort of sub-issues within the various products. So different sizes and those kinds of things, and hence the reason I talked so much about the technology enablement of the supply chain. We do fundamentally believe we’ve got to continue to make significant investment in building out a technology infrastructure that allows for us to see into what’s happening from an inventory standpoint. So if in fact there are sizes that we’re not having and, you know, getting enough of for like specifically a mask, let’s just say small, we can very, very quickly look at those signals and ensure that we can either produce more product quickly, partner with folks that are going to continue to produce more product quickly, or in worst case, shift inventory from one part of the network to the other.

So, right now, long answer, but the big areas are reagents, plastic, suction canisters, and then various sizes of PPE.

Jailendra Singh

Analyst, Credit Suisse Securities (USA) LLC

Great. That’s helpful. And my follow-up is on your Contigo Health business like more on a direct to employer side. For the last few quarters, we have seen some discussions around more employers entering into risk-based and value-based care contracts with several vendors that they work with. Just wondering what are you seeing from that perspective and what role do you expect to play if that trend accelerates?

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Yeah. So, you’re right, we are working with hospitals and health systems to help them really compete in a financially accountable marketplace. So we really believe that collaboration is going to be really, really important to ensure that best practices are being shared amongst the members in terms of how they’re dealing with sort of value-based care. Also, I will tell you that we’re starting to see some announcements from CMS that they are looking at other ways to contain the movement towards value-based care.

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Fiscal 2022 Second Quarter Conference Call Transcript

So, that movement is upon us. I will tell you what we’re obviously focused on from Contigo standpoint to support that, one is we want to make sure that those organizations that have the infrastructure that are sort of not only providing care, but they’ve also got capabilities from a payment side or a health plan side, we want to make sure that we’re providing them the data and the analytics to identify how to provide care the most efficiently and most effectively across the entire continuum, because that’s where we know there’s opportunities to drive enhanced value back to those plans.

So, it’s about the data there. It’s about the clinical decision support to ensure that as we see more complex cases coming into the health stream that we can identify upfront the appropriate protocols and capabilities to manage those cases more effectively. So, we’re going to continue to embed our AI, machine learning, and those kinds of things to help the health systems deal with this movement to value-based care.

Jailendra Singh

Analyst, Credit Suisse Securities (USA) LLC

Okay. Thanks a lot.

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

I appreciate the question.

Operator

Great. Next question comes from Donald Hooker from KeyBanc. Please go ahead.

Donald Hooker

Analyst, KeyBanc Capital Markets, Inc.

Great. You guys haven’t talked about as much about purchased services opportunity in recent quarters. And forgive me if I’m wrong, but I don’t think you brought it up this quarter either. I just wanted to catch up on that topic. I think you had a big deal with Yankee Alliance early last calendar or actually – yeah, last year this time, right? And I know you made acquisitions in that area. Can you update us on that opportunity?

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Yeah. All I can say is that it’s going obviously very well. I would suggest to you that we’re in the middle of the implementation stage. So, we’re implementing that technology that you just referred to in many, many of our health systems, and then identifying where are those opportunities to increase purchased services spend. Our sourcing teams are working with the healthcare systems executives that make up those clinical committees in identifying the areas that we need to be focused on to put on national agreements or regional agreements or local agreements. And then, obviously, we’re continuing to evolve the Remitra platform, which we believe, given that it’s got all the invoice data, we’re going to understand where the opportunities are for purchased services. But the net of all that out is we’re in the middle of that implementation as we speak.

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Fiscal 2022 Second Quarter Conference Call Transcript

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Yeah. The only color I would, Mike, is that, and Don, I think you’d probably expect this, but the pandemic has had some impact on healthcare providers’ focus and ability to expand and attack new areas. And so, a lot of their attention over the past year has been obviously dealing with the pandemic and COVID patients, et cetera. And so we’re making progress, but it is a little more measured than we might have anticipated before the pandemic started to change people’s priorities.

Donald Hooker

Analyst, KeyBanc Capital Markets, Inc.

Great. And then maybe as a follow up on a different topic. In the direct sourcing business, maybe Craig for you, I believe in the past, I think I recall we were talking about sort of that business revenues in direct sourcing sort of settling in the low $80 millions kind of range kind of as a normalized basis ex-COVID. Not sure, can you update us on that and maybe elaborate a little bit on the favorable mix in that business as well this quarter?

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Yeah. Relative to the kind of excluding COVID, again, that was about $200 million, $220 million annualized business pre-COVID. And then, obviously, we’ve had the large spikes given the forward buys and some of the non-healthcare related activity that has really expanded during the pandemic. I think if you were to normalize that back down and assume double-digit – high-single, low-double digit growth, which is what we’ve guided to, absent the COVID impact, I think $80 million a quarter might be a little bit high. But I think it would settle down more into sort of a probably $65 million to $70 million a quarter type range if we didn’t have some of this normalization.

In terms of product mix, it’s really just a function of as stockpiles and everything have been built, we obviously had some lower-margin products and we were just really working to try and meet people’s needs. And in the second quarter in particular, when the mix of what core product growth that was coming through direct sourcing helped us to have improved margin in the second quarter.

Donald Hooker

Analyst, KeyBanc Capital Markets, Inc.

Great. Thanks. Congrats on the quarter.

Operator

The next question comes from Jessica Tassan from Piper Sandler. Please go ahead.

Jessica E. Tassan

Analyst, Piper Sandler & Co.

Hi, thank you so much for the questions. So, Mike, it was helpful to hear you describe the process by which a manufacturer can request price increases at a conference last month. But can you just maybe comment on the volume of overall requests for price and then what a successful campaign looks like from a P&L and a timing perspective for Premier?

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Fiscal 2022 Second Quarter Conference Call Transcript

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

I think I understand your question, but you may have to clarify the last point. But in terms of what’s happening from a pricing perspective or an inflation perspective, I think that was your first question, we are, as Craig said, just in terms of the impact on our business, it has a negligible impact on the overall business, primarily due to us having firm pricing agreements. And that we have a very, very tight process. And I think this was your question in terms of getting approvals for price increases. So, they obviously come through – many of them come through Premier. Sometimes they get sort of filtered up from the healthcare systems executives as well.

Then those goes to a committee of our healthcare system executives that actually make the decision as to whether or not those prices should be agreed to. And they look at a number of things, and I think this may have been the heart of your question. They look at a number of things to determine whether or not a price should be agreed to—a price increase should be agreed to. First they’re going to look at the profitability of that product. They’re going to look at the profitability of the company. They want total transparency on what’s happening there in that market. If it gets by those stages, then they want to look at the healthiness of the supply in that market, meaning, are there multiple suppliers in that market, as they’re not interested in creating a more constricted market. Obviously, especially in this time they’re looking to ensure that they’ve got healthy supply markets. So, worst case, they’ll agree to a price increase if in fact they believe that somebody might exit from a market or maybe exit from a product category because of their lack of ability to derive a profit.

So, those are kind of the evaluation criteria that they kind of go down the path on. I think you asked also, what have we seen in terms of people requesting or suppliers requesting price increases? That obviously continues. As the pressures continue to come out on labor costs and those kinds of things, I foresee that that pressure will not let up in the foreseeable future. But the pressure has been there for, I don’t know, the last six, eight, nine months, and we expect it to continue in the next few months. I hope that answers your question.

Jessica E. Tassan

Analyst, Piper Sandler & Co.

Yeah. That’s helpful. Just the quick follow-up would be what is the timing from when a request is initiated to when that manufacturer gets the verdict or Premier has visibility into whether or not the price increase is going to take effect?

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

It’s great question. So, typically it’s a month – it’s months of time that that – that’s the average that I see. There are some cases that they’ll be, especially if it’s contractually allowable, you’ll see an increase maybe within 30 or 60 days. But typically, the cycle that I just talked about requires a couple, few months for the healthcare systems to do the appropriate due diligence to make a determination as to whether or not they’ll accept the price increase.

Jessica E. Tassan

Analyst, Piper Sandler & Co.

Got it. Thank you.

PREMIER, INC.

Fiscal 2022 Second Quarter Conference Call Transcript

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Thank you.

Operator

The next question comes from John Ransom from Raymond James. Please go ahead.

John W. Ransom

Analyst, Raymond James & Associates, Inc.

Hey, good morning. This is a simple question. What is the – your share count estimate for the back half of the year considering your buyback?

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Sure. This is Craig. So, relative to the buyback, we’ve repurchased the 4.5 million shares that we’ve described. So that’s what would be included. In terms of share count, let me see, I’m trying to find that. Apologize, I’m not seeing that at the tip of my fingers. I think it’s in the 122 million range or something like that. So let me confirm that, John, and I’ll come back and state that.

John W. Ransom

Analyst, Raymond James & Associates, Inc.

So I think there’s some timing issues. So we were thinking share count might be a tad lower than where you ended up.

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Yeah.

John W. Ransom

Analyst, Raymond James & Associates, Inc.

And then secondly, I guess more of a strategic question around Contigo. I mean, I think we would all agree real- time decision support for providers is a good product to have, but it seems to me like it’s a little bit outside of your normal kind of channel and selling. Do you think Contigo needs to be bundled with another product offering, say, like a navigation-type product or do you think it could just sort of sit out there as a standalone?

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

It’s a great question. I’ll take the first pass at this. Yeah, we absolutely think that patient navigation – I actually kind of alluded to that in my remarks. We think patient navigation is really, really critical, especially across the continuum. So, we’re going to continue to look at partnerships and those kinds of things in that area, including potentially some capital deployment. But, yes, to answer your question, the handoffs across the continuum are going to be incredibly important as we take on more and more value-based care.

PREMIER, INC.

Fiscal 2022 Second Quarter Conference Call Transcript

John W. Ransom

Analyst, Raymond James & Associates, Inc.

And just one more question about that. I mean, just thinking about the last mile, do you know – so let’s say, you tell a doctor that you should really send this patient to this specialist or this imaging center or whatever thing is, do you know in real time if that suggestion is an in-network suggestion and kind of, well, what the benefits are, or is that technology that will need to be built up?

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Yeah, it’s a great question. So it is stuff that we call front office and back office administration on prior authorization. And it is part and parcel to our whole AI approach to prior auth. So the net of all of it is in specific cases like high-cost images and those kinds of things, we have a good understanding and continue to use that benefit design in the algorithms. But I would tell you, we are early stages, and it’s very, very unique to a couple of specific use cases that we’re piloting.

John W. Ransom

Analyst, Raymond James & Associates, Inc.

Thanks so much.

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Hey, John. And this is Craig, just to circle back quickly to finalize the answer. So as I indicated about 122 million shares outstanding right now, to the extent that we do finalize and complete the share repurchase balance that is outstanding, it will drop below that in Q3 and Q4. But on a full-year basis, so I think we’ll still come in on a diluted basis kind of shortly under the 122 million level.

John W. Ransom

Analyst, Raymond James & Associates, Inc.

Thank you.

Operator

Yeah. The next question comes from Eric Coldwell from Baird. Please go ahead.

Eric White Coldwell

Analyst, Robert W. Baird & Co., Inc.

Thanks. Good morning. I think I have two. First on the enterprise analytic deals that contributed upside this quarter, it looked to me like it was largely an offset of the timing slippage from Q1, but I am hoping you can give us a little more color on the number of deals that we’re talking about in a handful of million of upside, is that two to three deals? Is it 5 to 10? And then, I guess, as part of this, what’s the thinking on 2H? Were any of these 2Q performance items pull-forward from the back half of the year? What’s the pipeline look like? Just wanting to make sure we understand the potential variability in results in the quarters on these contracts that can be a bit lumpy. Thank you.

PREMIER, INC.

Fiscal 2022 Second Quarter Conference Call Transcript

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Sure. Thanks, Eric. This is Craig. I’ll be happy to take it and Mike can add any color as necessary. So, first of all, yes, a large part of the 2Q performance was the timing of the one that didn’t come through at the end of the first quarter as we described. Generally speaking in terms of volume, and I think we may have referenced this in the past, but it’s not that there are a significant number of enterprise license agreements in any particular quarter. It tends to be maybe one, perhaps two, but generally, sort of one. These are multimillion dollar engagements. So it’s not that there would be 5 to 10 of them in the back half of the year as you articulated the question about. So that’s the first half.

Relative to the second half, the second part of your question, there was not a pull-forward of any that we would anticipate in the back half of the year. We do still have a pipeline, continue to work on these kind of all- encompassing engagements where we’re wrapping our technologies together in a bundled solution with advisory services to deliver clinical and margin improvement as I described. They tend to be all-encompassing. So they’re not a kind of a quick sales process. So, it would be unlikely typically that we would have pull-forwards of these. So, that did not contribute to the performance in the second quarter.

Eric White Coldwell

Analyst, Robert W. Baird & Co., Inc.

Thanks. Thanks for that. And then on the tax rate, in prior periods you had signaled actually a lower tax rate for this year, but then jumping up to 27% in fiscal 2023 and beyond. I thought I heard you say something on the call today that might imply that 2023 and beyond may not be as high as perhaps you were previously thinking, but I was hoping you could give us some guidance on that?

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Yeah. I didn’t actually discuss 2023 and beyond on an annual estimated effective tax rate. I was talking about the cash tax rate on the call. But to answer your question, we had previously anticipated and expected that 27% would be the rate beyond fiscal 2022. I think at this point our current expectations, obviously subject to tax rate changes or other things, but would be – that will more likely be in the 26% range on a prospective basis after this year.

Eric White Coldwell

Analyst, Robert W. Baird & Co., Inc.

Okay. That’s great. Thanks very much.

Operator

The next question comes from Anne Samuel from JPMorgan. Please go ahead.

PREMIER, INC.

Fiscal 2022 Second Quarter Conference Call Transcript

Anne E. Samuel

Analyst, JPMorgan Securities LLC

Hi, guys. Thanks for taking the question. You spoke about some areas you were able to automate with PINC AI. But I was hoping maybe you could just dig a little bit further into how labor shortages are impacting your customers. And then within your Performance Services suite, what solutions are really resonating there to help with that issue? Thanks.

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Yeah. So, just from a labor standpoint, I’ll jump into some statistics here to put a little bit of color around, and then I’ll talk a little bit about what we’re doing from a labor standpoint. So, we talked a little bit about this a few months ago that our hospitals are spending $24 billion more annually for clinical labor. So that’s a pretty substantial impact on their bottom line. I spoke a little bit about this in prepared remarks that the overtime hours are up 50%, sick time is up 50% as well for the full-time employees, and it’s up 60% for part-time employees.

There’s also a big imbalance of what’s happening from a labor needs standpoint for every clinician that’s hired today, there are 2.6 jobs that are open. So, I can tell you right now that this labor issue is not going to go away quickly. The last statistic that I’ll tell you about is that the attrition rate currently for clinical folks is about 17%, which is significantly higher than the averages of 8% to 12% pre-COVID. So, it just continues to tell you that we’re losing a lot of folks out of the labor force and we don’t have a lot of folks to replace them. So, our focus really is to take the technology that you just talked about and automate procedures that we think can allow for health systems to redeploy some of that clinical talent to the bedside. So think about things like prior authorization, where at times you’re using clinical staff to get in the middle of some of the authorization of things. So, obviously, that’s an area.

We also think the focus on coding is an area that historically there’s been clinical staff that’s been utilized, that we believe through leveraging AI and ML, we can do as effective job as manual intervention in those cases, and again, allow the redeployment of those folks to more the bedside.

And then finally, just in general, we have a fairly robust offering around the whole operations of a health system using clinical decision support, and the focus there is really the appropriate utilization of skills in ensuring that folks are practicing at the high end of their licenses and ensuring that we are filling gaps with folks that are very, very competent, but, again, that allow us to utilize folks maybe it’s in a more clinically-oriented care setting or what have you. But those are the areas that we’re focused on to use AI and ML.

Anne E. Samuel

Analyst, JPMorgan Securities LLC

That’s really helpful. Thank you.

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Thank you.

PREMIER, INC.

Fiscal 2022 Second Quarter Conference Call Transcript

Operator

The next question comes from Eric Percher from Nephron Research. Please go ahead.

Eric Percher

Analyst, Nephron Research LLC

Thank you. Looking at the guidance halfway through the year versus when you first provided it, maybe at this point what drives us toward the upside or the lower end of that range? And maybe to put a finer point on it, how much at this point does it really come down to product margin and what flows through versus maybe the variability around supply chain sunset that we kind of knew was coming into the year or other factors?

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Sure. Eric, thanks for the question. This is Craig. So, relative to our guidance, I think if you look at the supply chain side, obviously one of the things that will influence where in the range on the GPO side of the business continues to be utilization trends and procedures. And so, Omicron has certainly had some impact. As Mike talked about, it has been regional. And so, we haven’t seen huge impacts to overall sort of elective procedures, but in certain cases there are parts of the country where things have been deferred. So, the level of activity in the back half of the year could cause us to see more pull-through on the GPO and result in higher performance relative to the range, but we’ll have to see how that all plays out as we continue to navigate through this pandemic and its unexpected implications at points in time.

From a direct sourcing standpoint, we continue to believe we have our finger and pulse on sort of the cadence of how things are going to happen. But demand is not a precise science through this pandemic as well in terms of what happens there. So, we believe we have sort of the normalization coming down properly anticipated. But to the extent that members continue to need more PPE and other commodities than we planned, that can cause us to perform slightly higher on a revenue basis, although we are seeing pricing decreases and normalization that, obviously, it’s a combination of both price and volume.

And so, those are the things on the supply chain side. Relative to Performance Services and our expectations for the year there, obviously not a change to our expected guidance range. We do have the periodic timing considerations that we’ve talked about. So that’s all a function of when things would come to pass and come through. And the only other piece I would say on the Performance Services side is that with our Remitra program, as we continue to integrate, continue to sign up suppliers and others on to that platform, the pace with which that is happening, if we are more successful in getting that to accelerate prior to the end of the year, there’s potential for a little bit of upside in our expectations depending on how that plays out.

Eric Percher

Analyst, Nephron Research LLC

Yeah. And so not in there was any variability on the legacy contract runoff that we expected in the second half, it sounds like that’s not the swing factor? Is that fair?

PREMIER, INC.

Fiscal 2022 Second Quarter Conference Call Transcript

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

I wouldn’t say it’s a swing factor, because we’d already articulated we had that impact. So, as we’ve talked about previously, we had some members that didn’t agree to the restructuring at the time. Their contracts are now in place and effective. And so, that is affecting the second half. But it’s not necessarily a swing factor in terms of there being some anticipated change, because those are all in place at this point in time.

Eric Percher

Analyst, Nephron Research LLC

Okay, thank you so much.

Operator

The next question is a follow-up from John Ransom from Raymond James.

John W. Ransom

Analyst, Raymond James & Associates, Inc.

I just want to make sure I hear this correctly. So, if we look at the second half run rate for supply chain, is that now fully incorporating all the re-contracting or is there a further re-contracting that needs to happen?

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Yeah, there’s not further re-contracting. So, the second half contemplates the completion of the full restructuring. All the members that renewed their contracts back in August 2020, effective July 1, 2020. And then the subset of members that hadn’t agreed at the time that have subsequently either renewed their contracts effective this year when their original terms expired back in September or as we’ve talked about, there were a couple of members that elected to go to other supply chain partners. And those have left at this point and are out of the equation. So, no, there is not any more re-contracting to take place in the back half of the year.

John W. Ransom

Analyst, Raymond James & Associates, Inc.

So I guess I’m curious. I mean, your business seems pretty stable compared to, say, other supply chain businesses like drug distribution, where customers switch all the time. Is there really just not much in the way of switching that goes on in this industry? Are people kind of locked-in because of the equity interest and so forth? And when you get a new customer, other than just price, what is the reason that you gain that customer? Do people look at this as sort of a commodity and pricing kind of the same across the board among you and your big competitor, privately-owned competitor?

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Yeah, this is Mike. I’ll jump on just on the market stuff. In general, it’s across the board, John, as you would expect. If you’ve got a great relationship and you’re working very closely with a healthcare system, they’re going to look at a lot of different factors as they think about partnerships and the value that you can deliver. So, I would just tell you that there is a lot of factors that go into play, especially if you have a long-standing relationship.

PREMIER, INC.

Fiscal 2022 Second Quarter Conference Call Transcript

Sometimes though as you’re entering into new – with a new relationship, there might be more economics on one part of the value equation than the other, which could very well be admin fees. So, I will just tell you it’s kind of all over the board. To answer your first question, it’s an incredibly competitive environment. And it’s, I think like any competitive environment, we’ve got to make decisions along the way as to how to continue to create the most amount of value for our current as well as prospective customers. And then finally we’ve also got to make decisions based upon if like Craig continues to talk about, if there is folks that actually want things that we’re not interested or able to deliver, then that’s okay too. We want to make sure we’re maintaining the model appropriately and contributing as much value to those prospective customers as possible.

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Yeah, and Mike the only thing I would add to it is that changing supply chain partners is not a simple process. So to kind of answer your first question, there’s not a tremendous number of switching that occurs in any typical year, which I think if you go back and look at history, there are a small number that actually make a decision and it typically relates to some leadership changes or M&A type activity. In some cases, there can be, if you’re not servicing a customer appropriately, either us or a competitor, that they may go look. But generally speaking, there’s not a tremendous amount of healthcare providers that are looking to switch on a routine and regular basis given the complexity of it.

And then, I think the other piece of that is, to the second part of your question, why do people choose us? If somebody that’s looking for a partner, that is in our case, we believe we have differentiated capabilities to really help them not just with price of the product, but all of the clinical evaluation. We had a lot of success through this pandemic with our ability to source PPE when they couldn’t get it from other organizations and things of that nature. And so, it truly is the entire value proposition of services that we provide to help them with improving outcomes and reducing costs, not just a commodity of providing just price at the pump on a GPO product.

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Yeah, John, I have to jump in here. I do think that that is a critical differentiation. We have been making investments to diversify the supply chain. We do believe in the short-term, it provided access to products that many health systems that were not part of our alliance did not have. We believe that our continued investment in domestic, near shore, and our more regional investments and partnerships for this PPE and other products including generic drugs, will differentiate us long-term.

So, when you were talking about it being sort of a commodity, we would significantly disagree just because of the focus that we’ve had on vertically integrating the supply chain much differently than what others are doing in the market, as well as the technology investments to, you know, technology-enable the supply chain and help the health systems really understand where all the opportunities for cost reductions are.

John W. Ransom

Analyst, Raymond James & Associates, Inc.

Thanks so much.

PREMIER, INC.

Fiscal 2022 Second Quarter Conference Call Transcript

Operator

Ladies and gentlemen, this concludes our conference. Thank you for attending today’s presentation. You may now disconnect.